Exhibit 10.13
Confidential
Equipment Procurement Agreement
     This Equipment Procurement Agreement (the “Agreement”) is made and entered into as of this 31st day of August, 2006 (the “Effective Date”) by and between OmniVision Trading (Hong Kong) Co. Ltd., a company duly incorporated and existing under the laws of the Hong Kong, having its registered office at Unit 1-2, 8F, Ever Gain Plaza Tower 1, 88 Container Port Rd. Kwai Chung, N.T., Hong Kong, (hereinafter, “OmniVision”), and XinTec Inc., a company duly organized and existing under the laws of the Republic of China, having its principal business address at 4F, No. 25, Ji-Lin Road, Chung-Li Industry Park, Tao Yuan Hsien, Taiwan, R.O.C., (“XinTec”). OmniVision and XinTec are each sometimes referred to as a “Party” or collectively as the “Parties.”
RECITALS
     WHEREAS, OmniVision and its affiliates are in the business, among others, of design, development and manufacturing of certain CMOS Image Sensor (“CIS”) products;
     WHEREAS, XinTec is in the business, among others, of providing certain Wafer Level Packaging (“WLP”) services;
     WHEREAS, XinTec desires to provide the WLP services to OmniVision on the terms and conditions of a manufacturing agreement (the “Manufacturing Agreement”) to be negotiated by the Parties, and OmniVision desires to procure certain equipment to be placed at XinTec, solely for XinTec to provide the WLP services to OmniVision.
     NOW THEREFORE, in consideration for XinTec to provide WLP services to OmniVision, and for mutual covenants and promises contained herein, the Parties hereto agree as follows:
1 SCOPE AND CONDITIONS OF PROCUREMENT
     1.1 The Equipment. Subject to the terms and conditions of this Agreement, OmniVision agrees to procure, through XinTec, certain equipment (each individually or collectively, the “Equipment”)for purpose of setting up the CSP2 and CSP3 production lines at XinTec for the WLP services, and XinTec agrees to place orders, accept and install or have installed such Equipment.
     1.2 Purchase Procedures. XinTec shall submit for acknowledgement and approval by OmniVision the list or lists of such Equipment as required for setting up the production lines contemplated by both Parties, along with i) the purchase schedule in line with the Clean Room progress set forth in Section 1.4 below; and ii) the quotations from suitable equipment vendors. Upon confirmation by OmniVision, XinTec may place the purchase orders to the pre-approved equipment vendors. Equipment purchased and to be purchased shall be attached hereto as Exhibit A, and may be modified from time to time as necessary and as agreed by both Parties. OmniVision and XinTec shall negotiate in good faith and finalize the complete list of Equipment and purchase schedules within

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
three (3) months after Effective Date. Subject to written approval of OmniVision, any advance payment made by XinTec on behalf of OmniVision towards the procurement of the Equipment will be reimbursed by OmniVision pursuant to the provisions set forth herein.
     1.3 Purchase Fund. Subject to the terms and conditions of this Agreement, OmniVision agrees to remit fund to XinTec periodically (each a “Purchase Fund”) for the procurement of the Equipment in accordance with the approved list(s) and schedule(s) pursuant to Section 1.2 above. The Purchase Fund shall be held in a separate account and in trust for the benefit of OmniVision. The Purchase Fund will be disbursed and replenished from time to time for the payment of the Equipment or reimbursement of the advance payments made by XinTec. All disbursements and reimbursements shall be properly documented against duly issued invoices of the equipment vendors, together with packing lists, bills of ladings, and/or other commercial papers. In no event shall the Purchase Fund or any portion of it be used for any other purpose whatsoever. XinTec shall keep detailed records of such account and submit to OmniVision for review at least once a month, or sooner upon receipt of each shipment of Equipment pursuant to Section 1.5. Notwithstanding any provisions to the contrary, the aggregate purchase prices, inclusive of all shipping costs, labor costs, taxes, duties, insurances and installation fees, of the Equipment shall not exceed Fifty Million US Dollars ($50,000,000) (the “Maximum Purchase Price”). XinTec agrees that any amount over the Maximum Purchase Price shall be XinTec’s sole obligation. Upon disbursement and reimbursement of the complete list of the Equipment permitted herein, any balance of Purchase Fund, if any, shall be returned promptly to OmniVision.
     1.4 Clean Room Construction. In conjunction with and conditional to the Equipment procurement and continuing procurement, XinTec shall, at its own expenses and costs, build up the clean room or rooms (together, the “Clean Room”) , including all equipment and facilities required therefor, at the following fabrication facilities, in accordance with the construction schedule agreed between the Parties.
          Fab 1: No. 25, Ji-Lin Road, Chung-Li Industry Park
          Fab 2: (to be filled in)
     1.5 Acknowledgement of Receipt. XinTec shall inform OmniVision promptly (but no later than 48 hours upon receipt of each Equipment shipment), and acknowledge the receipt of the Equipment by providing OmniVision with one set of receipts, together with final invoices and commercial papers, if available. Any invoices and commercial papers not timely submitted shall be produced to OmniVision with the monthly reports as required in Section 1.3.
     1.6 Installation. It is the sole responsibility of XinTec to have the Equipment properly installed at the fabrication facilities specified in Section 1.4. XinTec shall inspect and test the Equipment to ensure it meets all engineering and technical specifications and requirements within sixty (60) days after receipt of the Equipment.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
XinTec shall issue certificate of acceptance (the “Certificate of Acceptance”) and notify OmniVision in writing at the end of such inspection and test. If more time is needed to test the Equipment, XinTec shall promptly provide OmniVision with a written notice with explanation, and obtain OmniVision’s consent, provided that such consent shall not be unreasonably withheld.
2 OWNERSHIP AND CUSTODY
     2.1 Title of Ownership. OmniVision shall take the title (the “Title”) to the Equipment as soon as practicable after the Equipment is installed at each XinTec fab but no later than the delivery of the Certificate of Acceptance pursuant to Section 1.6 above. Upon such delivery, Title shall be transferred and pass unto OmniVision at the location where the Equipment is installed. Prior to the Title transfer unto OmniVision, the Title of the Equipment shall be held by XinTec and in trust for the benefit of OmniVision. XinTec shall use due care and ensure that the Equipment will not be subject to any claim made by a creditor of XinTec or any other party.
     2.2 Covenants. XinTec shall take the necessary steps in order to safeguard OmniVision’s right, title, interest and ownership in the Equipment. XinTec agrees and covenants not to sell, assign, donate, transfer, or pledge by way of security or otherwise the Equipment to third parties under whatsoever conditions, or in any way transfer its rights to use to any other party.
     2.3 Duty of Care. XinTec shall be responsible for the custody of the Equipment during the term of this Agreement. XinTec agrees to exercise all due and reasonable care in the handling, operation and maintenance of the Equipment.
          2.3.1 Distinctive Label. XinTec shall identify the Equipment so as not to confuse with other equipment in the possession of XinTec. This identification shall be done by distinctive labeling or marking as reviewed and agreed by OmniVision.
          2.3.2 Insurance and Loss and Damage. XinTec shall be liable for all risks of loss or damage of or to the Equipment prior to the Title transfer to OmniVision pursuant to Section 2.1. XinTec shall subscribe to an insurance policy and XinTec hereby represents to OmniVision that it does have such policy in place, covering the Equipment at full value and for the benefit of OmniVision, up to the point when the Title is properly transferred unto OmniVision pursuant to Section 2.1. XinTec agrees to produce such proof of insurance upon requested by OmniVision. It is responsibility of OmniVision to subscribe and have in place proper insurance policy covering the Equipment from the point Title passes unto OmniVision. In case of loss or damage, XinTec shall i) report to OmniVision in writing immediately; ii) provide necessary assistance for OmniVision to file the insurance claims; and iii) promptly remit to OmniVision the proceeds received by it, if any, under any and all insurance policy.
3 OPERATION AND MAINTENANCE

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
     3.1 Use of Equipment. XinTec agrees and covenants that the Equipment will be only used for manufacturing of the products of OmniVision and/or its designated entities or licensees, or, subject to OmniVision’s prior written consent, of such limited amount of products of other party as reasonably necessary for purposes of fab maintenance and operational adjustment, provided that such consent shall not be unreasonably withheld by OmniVision. XinTec agrees to permit OmniVision or its representative to enter its premises at any time during the XinTec’s usual business hours, for the purpose of examining and inspecting the Equipment.
     3.2 Maintenance. XinTec shall at its cost and expense follow the operation instruction and maintenance schedule as suggested by the equipment manufacturer at the time of delivery and such procedures as the equipment manufacturer may from time to time establish in writing. XinTec shall bear all the costs for the repair and maintenance.
     3.3 Indemnification. OmniVision shall not be liable for any damages or losses including any bodily injury, damages to property and other losses sustained by XinTec, its employees, or any other third parties as a result of the use of the Equipment. XinTec agrees to indemnify, defend and hold OmniVision and its affiliated companies and their directors, officers, employees, and agents harmless from and against any and all claims (including those for personal injury or death) and liabilities (including without limitation attorneys’ fees and other costs) arising out of or attributable to the use of the Equipment.
     3.4 Location. XinTec shall not move the Equipment, in whole or in part, to any location other than the locations specified in Section 1.4 without prior written approval by OmniVision.
4 FURTHER UNDERSTANDINGS AND COVENANTS
     4.1 Agreement to Manufacture. Both Parties shall negotiate in good faith and enter into as soon as applicable, but no later than three (3) months after this Agreement, the Manufacturing Agreement consistent with the provisions contained herein, as well as common industrial practices.
          4.1.1 Capacity Commitment. Upon installation of the Equipment, XinTec agrees to ramp up the production capacity to process at minimum [***] (including Fab 1 and Fab 2) and shall dedicate such capacity to fulfill the orders placed by OmniVision.
          4.1.2 Per Wafer Price. The prices for the WLP services charged by XinTec to OmniVision shall be negotiated by both Parties in good faith, taking into consideration of contributions of OmniVision’s Equipment and then market conditions as well as cost reduction measures available. However, in no event shall the price exceed [***].
     4.2 Confidentiality. Each of the Parties hereto agrees not to disclose to any third party the terms or conditions of this Agreement without the prior written consent of

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
the other Party hereto, except (i) to accountants, consultants, and insurance company on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC and disclosures reasonably recommended by financial advisors. The obligations of confidentiality provided in this shall survive the expiration or termination of this Agreement, and for three (3) years thereafter.
5 TERM AND TERMINATION
     5.1 Term. This Agreement shall commence on the Effective Date, and unless early terminated pursuant to this Section 5 , shall remain in full force and effect until the expiration or termination of the Manufacturing Agreement, plus any necessary negotiation period immediately preceding the execution of the Manufacturing Agreement as set forth in 4.1. The Agreement shall be automatically extended in conjunction with the Manufacturing Agreement.
     5.2 Termination for Cause. In the event of a material breach of this Agreement, or any major terms of the Manufacturing Agreement, then the non-defaulting party may give a written notice to the defaulting party to cure the deficiency. If the default is not cured within 30 days, the non-defaulting party may terminate this Agreement immediately after that period. For purpose of clarification, time is of essence to OmniVision and any breach of such, and among others, breach of the Clean Room construction as set forth in Section 1.4 and capacity commitment set forth in Section 4.1.1, shall be material breach contemplated herein.
     5.3 Termination for Convenience. OmniVision may terminate this Agreement for any or for no reason upon ninety (90) days prior written notice to XinTec.
     5.4 Insolvency. OmniVision shall have the right to terminate this Agreement immediately upon (i) a petition or other application or resolution being filed or passed by or against XinTec in a bankruptcy proceeding or any other proceeding for the protection of creditors, or notice of its intention to propose or file such a resolution, application, or petition, (ii) the winding up, liquidation or dissolution of the XinTec or any material portion of its assets; or (iii) the appointment of a receiver, or manager, for all or any material part of XinTec’s assets.
     5.5 Effect of Termination.
          5.5.1 No Release. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
          5.5.2 Return / Disposal of Equipment. Upon expiration or termination of this Agreement, XinTec shall immediately stop using the Equipment and promptly ship or cause to ship at the cost of OmniVision, the Equipment to OmniVision designated location. All the Equipment will be shipped “AS IS” except for the loss and damages for which XinTec is responsible. At its sole discretion, OmniVision may otherwise dispose the Equipment and XinTec shall fully cooperate with such disposal. XinTec may purchase the Equipment at a price based on the then fair market value of the Equipment.
          5.5.3 Survival. Sections 2.1 (Title of Ownership), 3.3 (Indemnification), 4.2 (Confidentiality), 5.5 (Effect of Termination), and 6 (General), together with any and all outstanding balance of Purchase Price set forth in Section 1.3 or insurance proceeds set forth in Section 2.3.2 due and payable to OmniVision, shall survive any termination or expiration of this Agreement. All other terms and conditions of this Agreement shall terminate, and have no further force or effect, at such time.
6 GENERAL
     6.1 No Agency. The parties do not intend that any agency or partnership relationship be created between them by this Agreement.
     6.2 Modification. This Agreement may be amended or modified only in writing signed by both parties.
     6.3 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflict of laws principles. OmniVision and XinTec agree that all dispute and litigation regarding this Agreement shall be subject to the exclusive jurisdiction and venue of the federal or state courts located in County of Santa Clara, State of California.
     6.4 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, or the day after delivery to a recognized overnight courier, to the following addresses:

If to OmniVision:	OmniVision Trading (HK) Co. Ltd.
Unit 1-2, 8F, Ever Gain Plaza Tower 1
88 Container Port Rd. Kwai Chung, N.T.
Hong Kong,
Attn: Director

With a copy to:	OmniVision Technologies, Inc.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential

1341 Orleans Drive
Sunnyvale, CA94089
Attn: General Counsel

If to XinTec:	XinTec, Inc.
4F, No. 25, Ji-Lin Road
Chung-Li Industry Park
Tao Yuan Hsien, Taiwan, R.O.C.
Attn: President
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.4.
     6.5 Severability. If all or part of any section, paragraph or provision of this Agreement is held invalid or unenforceable, it shall not have any effect whatsoever on any other section, paragraph or provision of this Agreement, nor on the remainder of the said section, paragraph or provision, unless otherwise expressly provided for in this Agreement.
     6.6 Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not modify, in any manner whatsoever, the meaning or scope of the provisions hereof.
     6.7 No Waiver. Under no circumstances shall the failure, negligence or tardiness of a Party as regards the exercise of a right or a recourse provided for in this Agreement be considered to be a waiver of such right or recourse.
     6.8 Cumulative Rights. All rights set forth in this Agreement shall be cumulative and not alternative. The waiver of a right shall not be interpreted as the waiver of any other right.
     6.9 Entire Agreement. This Agreement constitutes the entire understanding between the Parties concerning the subject matter hereof, and shall supersede any and all prior communications, representations, promises or understandings.
     6.10 No Right to Transfer. Neither of the Parties may, in any manner whatsoever, assign, and transfer nor convey its rights in this Agreement to any third party, without the prior written consent of the other Party.
     6.11 Successors. This Agreement shall bind the Parties hereto as well as their respective successors, heirs and assigns.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement on the date first written above.

XinTec Inc.:	OmniVision Trading (Hong Kong) Co. Ltd.:

By:	By:

Title:	Title:

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Confidential
EXHIBIT A
EQUIPMENT LIST AND PURCHASE SCHEDULE
Fab 1, Equipment List, see, Attachment I; [***]
Fab 2, Equipment List, see, Attachment II (to be completed and finalized 3 months after, pursuant to Section 1.2). [***]

XinTec:	OmniVision:

By:	By:

Title:	Title:

Date:	Date:

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.